Exhibit 99.1

For more information, please contact: Guy A. Gibson Chairman of the Board (720) 956-6515 ggibson@uwbank.com

FOR IMMEDIATE RELEASE

United Western Bancorp, Inc. Receives NASDAQ Notice

Denver – November 22, 2010. United Western Bancorp, Inc. (NASDAQ: UWBK) (the “Company”), a Denver-based holding company whose principal subsidiary, United Western Bank® (the “Bank”), is a community bank focused on Colorado’s Front Range market and selected mountain communities, today announced that on November 16, 2010, it received a letter from The NASDAQ Stock Market stating that the Company is not in compliance with NASDAQ Listing Rule 5250(c)(1) because the Company did not timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 (the “Form 10-Q”) with the Securities and Exchange Commission.  The notification of noncompliance has no immediate effect on the listing or trading of the Company’s common stock on the NASDAQ Global Market.

As previously reported by the Company on November 10, 2010, filing of the Form 10-Q has been delayed primarily due to the timing of a regularly scheduled examination of the Bank by its primary regulators, the Office of Thrift Supervision (the “OTS”) and the Federal Deposit Insurance Corporation (the “FDIC”). The Company continues to be engaged in discussions with the OTS and the FDIC regarding the Bank’s consistently applied methodology for determining other-than-temporary impairment (“OTTI”) on non-agency, mortgage-backed securities at September 30, 2010. As a result of these ongoing discussions with the OTS and the FDIC, the Company is still finalizing its unaudited consolidated financial statements and related disclosures for the quarter ended September 30, 2010.  The Company intends to file its Form 10-Q as soon as practicable once resolution is reached with the OTS and the FDIC.

The Company has 60 calendar days from the date of the NASDAQ Letter to submit a plan to regain compliance, and if NASDAQ accepts the Company’s plan, it can grant an exception of up to 180 calendar days from the Form 10-Q’s due date, or until May 16, 2011, to regain compliance.

About United Western Bancorp, Inc.

Denver-based United Western Bancorp, Inc. is focused on developing its community-based banking network through its subsidiary, United Western Bank, by strategically positioning branches across Colorado’s Front Range market and certain mountain communities. In addition to community-based banking, United Western Bancorp, Inc. and its subsidiaries offer deposit services to processing and trust customers and custodial, administrative, and escrow services through its wholly owned subsidiary, United Western Trust Company. For more information, please visit our web site at www.uwbancorp.com.

Forward-Looking Statements
Certain statements contained in this press release may be deemed to be forward-looking under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, but are not limited to, statements regarding the Company’s ability to file the Form 10-Q. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) the Company’s ability to resolve the methodology difference in the determination of OTTI with the OTS and FDIC and (b) other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, and subsequent filings with the Securities and Exchange Commission.